EMBARGO UNTIL 1:30 PDT

BroadVision Contact:

Peter Chu

Investor Relations

(650) 295-0716 x7177

Ir1@broadvision.com

BroadVision Announces Second Quarter 2013 Results

REDWOOD CITY, CA — July 31, 2013 — BroadVision, Inc. (NASDAQ: BVSN), a leading provider of e-business and engagement management solutions,  today reported financial results for its second quarter ended June 30, 2013. Revenues for the second quarter were $4.1 million, compared with revenues of $3.8 million for the first quarter ended March 31, 2013 and $3.6 million for the comparable quarter of 2012.

License revenue for the second quarter of 2013 was $1.4 million, compared with $1.6 million for the prior quarter and $1.2 million for the comparable quarter of 2012. The majority of the second quarter license and subscription revenue was generated from the company's BroadVision® Business Agility Suite™, Commerce Agility Suite™, QuickSilver™, and Clearvale® solutions. Revenue during the quarter was generated from sales to both new and existing customers such as Agile China, Allpku Management Consultants Ltd., The Barnet Group, BondPR Worldwide, Boone Group, Double J Development LLC, i2i benefits, The I-Consulting Group, Italiaonline S.r.l., Scheugenpflug AG, SINA Corporation, Zambon SpA, and several other brand-name global customers.

In the second quarter of 2013, BroadVision posted net loss on a U.S. Generally Accepted Accounting Principles (“GAAP”) basis of $1.1 million, or $0.23 per basic and diluted share, as compared with GAAP net loss of $2.1 million, or $0.46 per basic and diluted share, for the first quarter of 2013 and GAAP net loss of $2.5 million, or $0.54 per basic and diluted share, for the comparable quarter of 2012.

As of June 30, 2013 the Company had $49.5 million of cash and cash equivalents and short-term investments, compared to a combined balance of $51.4 million as of March 31, 2013 and $52.0 million as of June 30, 2012.

"Q2 was a milestone quarter for our Clearvale PaasPort ecosystem with the addition NTT Communications and Agile China in Asia as well as Collective HR Solutions, i2i benefits, and Wild at Work in North America," said Dr. Pehong Chen, President and CEO, BroadVision. "The win-win value proposition for Clearvale partners to become users, and in turn resellers, is a unique attribute of our enterprise social networking solution.  We believe that Clearvale is the optimal solution to offer seamless and secure integration of intranets and extranets.  We are actively expanding partnerships globally across verticals such as industrials, financial services, healthcare, services and other engagement, knowledge and service-intensive sectors."

Conference Call Information

BroadVision management will host a conference call today, Wednesday, July 31, 2013, at 2:00PM Pacific Daylight Time (PDT). The conference call may be accessed by dialing: 1-855-410-0553, with pin code 395981#. Callers outside North America should call +1-646-583-7389 to be connected. These numbers can be accessed 15 minutes before the call begins, as well as during the call. A web replay will also be available following the call on the Company’s website.

About BroadVision

Driving innovation since 1993, BroadVision (NASDAQ: BVSN) is a provider of e-business and engagement management solutions for organizations seeking to transform their communication and collaboration efforts within and outside the enterprise by embedding valuable social behaviors into business relationships and processes.  BroadVision solutions – including the Clearvale enterprise social networking solution – deliver a virtual, mobile, and social platform of engagement for sharing expertise, enhancing business agility, and tracking accountability to deliver clarity in decision-making and improvement in both productivity and business results.  Visit www.BroadVision.com for more details.

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BroadVision, Business Agility Suite, Commerce Agility Suite, QuickSilver, and Clearvale are trademarks or registered trademarks of BroadVision, Inc. in the United States and other countries. All other company names, product names, and marks are the property of their respective owners.

Information Concerning Forward-Looking Statements

Information in this release that involves expectations, beliefs, hopes, plans, intentions or strategies regarding the future are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which forward-looking statements involve risk and uncertainties. All forward-looking statements included in this release, including statements about expected partnership expansions and the effect of enterprise social networking technologies on enterprises, are based upon information available to BroadVision as of the date of this release, and BroadVision assumes no obligation to update or correct any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from BroadVision's current expectations. Various factors and risks associated with BroadVision's business are discussed in its most recent annual report on Form 10-K and in BroadVision's quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission.

BROADVISION, INC. AND SUBSIDARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30,	December 31,
	2013	2012
ASSETS	(unaudited)
Current assets:
Cash, cash equivalents and short-term investments	$49,465	$52,381
Other current assets	3,261	5,093
Total current assets	52,726	57,474
Other non-current assets	487	512
Total assets	$53,213	$57,986
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$7,441	$9,042
Other non-current liabilities	928	1,187
Total liabilities	8,369	10,229
Total stockholders' equity	44,844	47,657
Total liabilities and stockholders' equity	$53,213	$57,886

BROADVISION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenues:
Software licenses	$1,387	$1,152	$2,989	$2,551
Services	2,693	2,451	4,934	4,873
Total revenues	4,080	3,603	7,923	7,424
Cost of revenues:
Cost of software revenues	46	31	70	34
Cost of services	1,057	1,138	2,234	2,431
Total cost of revenues	1,103	1,169	2,304	2,465
Gross profit	2,977	2,434	5,619	4,959
Operating expenses:
Research and development	1,836	1,604	3,539	3,238
Sales and marketing	1,506	1,543	2,954	3,052
General and administrative	1,022	1,063	2,117	2,129
Restructuring charges	-	2	-	12
Total operating expenses	4,364	4,212	8,610	8,431
Operating loss	(1,387)	(1,778)	(2,991)	(3,472)
Other income (loss), net	300	(669)	(230)	(792)
Loss before provision for income taxes	(1,087)	(2,447)	(3,221)	(4,264)
Provision for income taxes	(5)	(46)	(19)	(30)
Net loss	$(1,092)	$(2,493)	$(3,240)	$(4,294)
Earnings per share, basic and diluted:
Basic and diluted net loss per share	$(0.23)	$(0.54)	$(0.69)	$(0.34)
Shares used in computing:
Weighted average shares-basic and diluted	4,702	4,642	4,694	4,611